Exhibit 10.25

EXECUTIVE FORM

REACHLOCAL, INC.

AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

STOCK OPTION GRANT NOTICE AND

STOCK OPTION AGREEMENT

ReachLocal, Inc., a Delaware corporation (the “Company”), pursuant to its Amended and Restated 2008 Stock Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Optionee”), an option to purchase the number of shares of the common stock of the Company (“Common Stock”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Optionee:

Grant Date:

Vesting Commencement Date:

Exercise Price per Share:	$

Total Exercise Price:	$

Total Number of Shares Subject to the Option:	shares

Expiration Date:

Type of Option:	☐ Incentive Stock Option	☐ Non-Qualified Stock Option

Vesting Schedule:	Subject to the Optionee’s continued status as an Employee, Consultant or Non-Employee Director, the Option shall vest and become exercisable with respect to twenty-five percent (25%) of the shares of Common Stock subject thereto on the first anniversary of the Vesting Commencement Date set forth above (the “Vesting Commencement Date”), and with respect to an additional 1/48th of the shares of Common Stock subject thereto on each monthly anniversary thereafter.

By his or her signature, the Optionee agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. The Optionee has reviewed the Stock Option Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement and the Plan. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Option.

REACHLOCAL, INC.	OPTIONEE

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, ReachLocal, Inc., a Delaware corporation (the “Company”), has granted to the Optionee an option under the Company’s Amended and Restated 2008 Stock Incentive Plan (the “Plan”) to purchase the number of shares of Common Stock indicated in the Grant Notice.

ARTICLE I.

GENERAL

1.1 Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a) “Cause” shall be deemed to exist if the Optionee is terminated by the Company or any Subsidiary for any of the following reasons: (i) the Optionee’s willful failure to substantially perform the Optionee’s duties and responsibilities to the Company or any Subsidiary, (ii) the Optionee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused material injury to the Company or any Subsidiary, (iii) unauthorized use or disclosure by the Optionee of any proprietary information or trade secrets of the Company, any Subsidiary or any other party to which the Optionee owes an obligation of nondisclosure as a result of the Optionee’s relationship with the Company or any Subsidiary, (iv) the Optionee’s willful material breach of any of the Optionee’s obligations under any written agreement or covenant with the Company or any Subsidiary, or (v) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, to the material detriment of the Company or any Subsidiary.

(b) “Good Reason” shall mean the Optionee’s resignation from employment within ninety (90) days after the occurrence of one of the following events without the Optionee’s express written consent, provided, however, that the Optionee must provide written notice to the Company within sixty (60) days after the initial occurrence of the event allegedly constituting Good Reason, and the Company shall have thirty (30) days after such notice is given to cure: (i) a material diminution in the Optionee’s title, authority or responsibility with the Company and its Subsidiaries; provided, that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control shall constitute a material diminution in authority or responsibility; (ii) a material reduction in the Optionee’s then-current annual base salary; provided, however, that in no event shall a reduction of less than 15% be deemed material; provided, further, that an across-the-board reduction in salary level of all other employees in positions similar to that of the Optionee by the same percentage amount as part of a general salary level reduction shall not constitute “Good Reason,” (iii) a material breach by the Company of any employment agreement with the Optionee or (iv) a material relocation of the Optionee’s principal place of business, it being understood that travel to Los Angeles, California and other ReachLocal offices may be required for extended periods of time, and such travel shall in no event constitute a relocation of the Optionee’s principal place of business, and provided that in no event will a relocation to a location within a 40-mile radius of the Optionee’s current business location be deemed material.

(c) “Termination of Consultancy” shall mean the time when the engagement of the Optionee as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without Cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding: (a) terminations where there is a simultaneous employment or continuing employment of the Optionee by the Company or any Subsidiary, and (b) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between the Optionee and the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in writing.

(d) “Termination of Directorship” shall mean the time when the Optionee, if he or she is or becomes a Non-Employee Director, ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Directors.

(e) “Termination of Employment” shall mean the time when the employee-employer relationship between the Optionee and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of the Optionee by the Company or any Subsidiary, and (b) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between the Optionee and the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, if this Option is an Incentive Stock Option, unless otherwise determined by the Administrator in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.

(f) “Termination of Service” shall mean the Optionee’s Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF OPTION

2.1 Grant of Option. In consideration of the Optionee’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Optionee the Option to purchase any part or all of an aggregate of the number of shares of Common Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement. Unless designated as a Non-Qualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.

2.2 Exercise Price. The exercise price of the shares of Common Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the shares of Common Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and the Optionee is a Greater Than 10% Stockholder as of the Grant Date, the price per share of the shares of Common Stock subject to the Option shall not be less than 110% of the Fair Market Value of a share of Common Stock on the Grant Date.

2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, the Optionee agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Optionee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and the Optionee.

ARTICLE III.

PERIOD OF EXERCISABILITY

3.1 Commencement of Exercisability.

(a) Subject to Sections 3.2, 3.3, 5.10 and 5.14, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) In addition, in the event that a Change in Control occurs and, within the six (6) month period immediately following such Change in Control, the Optionee incurs a Termination of Service by the Company without Cause or by the Optionee for Good Reason, the Option shall thereupon vest and become exercisable with respect to that portion of the Option that would otherwise have vested and become exercisable during the six (6) month period immediately following the date of the Optionee’s Termination of Service had the Optionee remained employed by the Company during such period.

(c) No portion of the Option which has not become vested and exercisable at the date of the Optionee’s Termination of Employment, Termination of Directorship or Termination of Consultancy shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and the Optionee.

3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3.

3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of seven years from the Grant Date;

(b) If this Option is designated as an Incentive Stock Option and the Optionee is a Greater Than 10% Stockholder as of the Grant Date, the expiration of five years from the Grant Date;

(c) The expiration of three months from the date of the Optionee’s Termination of Service, unless such termination occurs by reason of the Optionee’s death or Disability or by the Company for Cause;

(d) The expiration of one year from the date of the Optionee’s Termination of Service by reason of the Optionee’s death or Disability; or

(e) The date of the Optionee’s Termination of Service by the Company for Cause.

The Optionee acknowledges that an Incentive Stock Option exercised more that three months after the Optionee’s Termination of Employment, other than by reason of death or Disability, will be taxed as a Non-Qualified Stock Option.

3.4 Special Tax Consequences. The Optionee acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Common Stock with respect to which Incentive Stock Options, including the Option, are exercisable for the first time by the Optionee in any calendar year exceeds $100,000, the Option and such other options shall be Non-Qualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. The Optionee further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder.

ARTICLE IV.

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. Except as provided in Sections 5.2(b) and 5.2(c), during the lifetime of the Optionee, only the Optionee may exercise the Option or any portion thereof. After the death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by the Optionee’s personal representative or by any person empowered to do so under the deceased the Optionee’s will or under the then applicable laws of descent and distribution.

4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3:

(a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b) The receipt by the Company of full payment for the shares of Common Stock with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4;

(c) Any other written representations or documents as may be required in the Administrator’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law rule, or regulation; and

(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a) Cash;

(b) Check;

(c) With the consent of the Administrator, delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale;

(d) With the consent of the Administrator, surrender of other shares of Common Stock which have been owned by the Optionee for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Common Stock with respect to which the Option or portion thereof is being exercised;

(e) With the consent of the Administrator, surrendered shares of Common Stock issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the shares of Common Stock with respect to which the Option or portion thereof is being exercised; or

(f) With the consent of the Administrator, such other form of legal consideration as may be acceptable to the Administrator.

4.5 Conditions to Issuance of Stock Certificates. The shares of Common Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of the conditions set forth in Section 11.4 of the Plan.

4.6 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock purchasable upon the exercise of any part of the Option unless and until such shares of Common Stock shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 13.2 of the Plan.

ARTICLE V.

OTHER PROVISIONS

5.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2 Transferability of Option.

(a) Except as otherwise set forth in the Plan or as provided in Sections 5.2(b) and 5.2(c) below:

(i) The Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the Option has been exercised, or the shares underlying the Option have been issued, and all restrictions applicable to such shares have lapsed;

(ii) The Option shall not be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Optionee, only the Optionee may exercise the Option (or any portion thereof), unless it has been disposed of pursuant to a DRO; after the death of the Optionee, any exercisable portion of the Option may, prior to the time when such portion becomes unexercisable under the Plan or this Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.

(b) The Optionee may transfer the Option to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Optionee is considered the sole beneficial owner of the Option while it is held in the trust.

(c) Notwithstanding any other provision in this Agreement, the Optionee may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Optionee and to receive any distribution with respect to the Option upon the Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and this Agreement, except to the extent the Plan and this Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Optionee is married and resides in a community property state, a designation of a person other than the Optionee’s spouse as his or her beneficiary with respect to more than 50% of the Optionee’s interest in the Option shall not be effective without the prior written consent of the Optionee’s spouse. If no beneficiary has been designated or survives the Optionee, payment shall be made to the person entitled thereto pursuant to the Optionee’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Optionee at any time provided the change or revocation is filed with the Administrator prior to the Optionee’s death.

5.3 Lock-Up Period. The Optionee hereby agrees that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act or any applicable state laws, the Optionee shall not sell or otherwise transfer any shares of Common Stock or other securities of the Company during the 180-day period (or such longer period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) following the effective date of a registration statement of the Company filed under the Securities Act in connection with the Company’s initial public offering of Common Stock (the “Market Standoff Period”). The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period and these restrictions shall be binding on any transferee of such shares of Common Stock. Notwithstanding the foregoing, the 180-day period may be extended for up to such number of additional days as is deemed necessary by the Company or the Managing Underwriter to continue coverage by research analysts in accordance with NASD Rule 2711 or any successor rule.

5.4 Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the shares of Common Stock subject to the Option. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of such shares and that Optionee is not relying on the Company for any tax advice.

5.5 Adjustments. The Optionee acknowledges that the Option is subject to modification and termination in certain events as provided in this Agreement and Article 13 of the Plan.

5.6 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the address given beneath the signature of the Company’s authorized officer on the Grant Notice, and any notice to be given to the Optionee shall be addressed to the Optionee at the address given beneath the Optionee’s signature on the Grant Notice. By a notice given pursuant to this Section 5.6, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 by written notice under this Section 5.6. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.7 Optionee’s Representations. If the shares of Common Stock purchasable pursuant to the exercise of this Option have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, make such written representations as are deemed necessary or appropriate by the Company and/or its counsel.

5.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.9 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.10 Conformity to Securities Laws. The Optionee acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.11 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of the Optionee.

5.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Article 5, this Agreement shall be binding upon the Optionee and his or her heirs, executors, administrators, successors and assigns.

5.13 Notification of Disposition. If this Option is designated as an Incentive Stock Option, the Optionee shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such shares of Common Stock or (b) within one year after the transfer of such shares of Common Stock to him. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Optionee in such disposition or other transfer.

5.14 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Optionee is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.15 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

5.16 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof.

5.17 Section 409A. Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.